EXHIBIT 4.1

THIS DEBENTURE AND THE SHARES INTO WHICH THIS DEBENTURE MAY BE CONVERTED ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH HEREIN

CONVERTIBLE DEBENTURE

Convertible Debenture Number:	#CD 02-001

Date:	December 31, 2002

Registered Holder:	Avalanche Resources, Ltd.
8 Saddlewood Estates
Houston, Texas 77024

1.    Payment.    For value received, North American Technologies Group, Inc., a Delaware corporation (the “Corporation”), promises to pay to the Registered Holder, or the Registered Holder’s registered assigns (“Holder”), according to the terms of payment stated below, the Principal Amount plus interest at the rates and on the date stated below.

2.    Principal Amount.    $2,000,000.00.

3.    Interest Rates.

(a)    Annual Interest Rate on Unpaid Principal from Date of Receipt of Funds for this Debenture: 10%

(b)    Annual Interest Rate on Matured, Unpaid Amounts: 18%

4.    Terms of Payment.    Interest only is due and payable monthly as it accrues on the last day of each month, beginning January 31, 2003 and continuing through January 31, 2004. At that time the unpaid principal balance and accrued, unpaid interest will be payable in full. Payments will be applied first to accrued interest and the remainder to reduction of the Principal Amount.

5.    Prepayment.    This Debenture may be prepaid in full or in part at any time, without penalty or premium, except that the Corporation shall give Holder written notice of its intent to prepay at least ninety days prior to the prepayment date, specifying such prepayment date and the principal amount of this Debenture to be prepaid on such date. Holder’s right to convert this Debenture into shares of common stock of the Corporation as provided below shall expire upon the payment of this Debenture in full, either as originally scheduled or pursuant to the Corporation’s prepayment right.

6.    Conversion.

(a)    At the option of Holder all or any part of the principal or interest, or both, owed under this Debenture is convertible in whole at any time or in part from time to time on any business day during the period (the “Conversion Period”) beginning on January 1, 2004 and ending on January 31, 2004 at 5:00 p.m., Houston, Texas time, into shares (“Shares”) of common stock of the Corporation, par value $.001 each (“Common Stock”), at the Conversion Price (defined below).

(b)    The conversion right may be exercised only by the surrender of this Debenture at the principal office of the Corporation or that of the transfer agent for the Common Stock during the Conversion Period, together with the executed conversion form (attached hereto). The principal office of the Corporation is located at the address specified on the signature page of this Debenture; provided, however, that the Corporation may change its principal office upon notice to Holder. Upon the partial conversion of this Debenture, the Corporation shall issue to Holder a new Debenture of like tenor and date reflecting the partial conversion of this Debenture. This Debenture is not exercisable with respect to a fraction of a Share. In lieu of issuing a fraction of a Share remaining after the conversion of this Debenture as to all full Shares covered by this Debenture, the Corporation shall pay for the fractional Share cash equal to the same fraction at the Conversion Price for such Share.

(c)    The Conversion Price is the lower of: (i) $.60 per Share; or (ii) the lowest price (but not less than $.50 per Share) for which the Corporation issues shares of Common Stock at any time during 2003, except pursuant to the conversion of this Debenture or the exercise of the Warrant of even date herewith issued to the Registered Holder relating to 2,000,000 shares of Common Stock.

(d)    The Corporation represents and covenants that Shares deliverable on conversion shall at delivery be fully paid and nonassessable, free from taxes, liens and charges with respect to their purchase.

7.    Adjustment of Conversion Price.

(a)    The Conversion Price shall be adjusted as provided in paragraph 7(b) if at any time or from time to time after the date of this Debenture, any of the following events occurs:

(i)    the Corporation distributes shares of Common Stock as a dividend with respect to its outstanding shares of capital stock;

(ii)    subdivides its outstanding shares of Common Stock into a larger number of shares; or

(iii)    combines its outstanding shares of Common Stock into a smaller number of shares.

(b)    Upon the occurrence of any event described in paragraph 7(a), the Conversion Price shall be adjusted to that price determined by multiplying the Conversion Price in effect immediately prior to such event by a fraction, the numerator of which is the total number of outstanding shares of Common Stock immediately prior to such event and the denominator of which is the total number of outstanding shares of Common Stock immediately after such event.

  8.    Dissolution.    In case a voluntary or involuntary dissolution or winding up of the Corporation (other than in connection with a consolidation or merger covered by paragraph 9 below) is at any time proposed during the term of this Debenture, the Corporation shall give at least ninety days’ prior written notice to Holder. Such notice shall contain: (a) the date on which the transaction is to take place; (b) the record date (which shall be at least ninety days after the giving of the notice) as of which holders of Common Stock of the Corporation will be entitled to receive distributions as a result of the transaction; (c) a brief description of the transaction; (d) a brief description of the distributions to be made to holders of Common Stock as a result of the transaction; and (e) an estimate of the fair value of the distributions.

  9.    Merger/Consolidation.    If the Corporation consolidates with or merges into another corporation, Holder shall thereafter be entitled to purchase on conversion of this Debenture, with respect to each Share into which this Debenture may be converted immediately before the consolidation or merger becomes effective, the securities or other consideration to which a holder of one share of Common Stock of the Corporation is entitled in the consolidation or merger without any change in or payment in addition to the aggregate Conversion Price for all such Shares in effect immediately prior to the merger or consolidation. A sale or lease of all or substantially all the assets of the Corporation for a consideration (apart from the assumption of obligations) consisting primarily of securities is a consolidation or merger for the foregoing purposes. The Conversion Price for the shares of the successor shall be proportionately adjusted consistent with such conversion ratio. The Corporation shall provide Holder written notice of such merger or consolidation at least thirty days prior to the effective date thereof. Upon the effective date of such merger or consolidation the term “Corporation” hereunder shall refer to Corporation’s successor.

10.    Notice of Adjustment.    On the occurrence of an event requiring an adjustment of the Conversion Price or the Shares purchasable under this Debenture, the Corporation shall give written notice to Holder stating the adjusted Conversion Price and the adjusted number and kind of securities or other property purchasable under this Debenture resulting from the event and setting forth in reasonable detail the method of calculation and the facts upon which the calculation is based.

11.    Rights of Holder.    This Debenture does not entitle Holder to any voting rights or any other rights as a shareholder of the Corporation. No dividends are payable or will accrue on this Debenture or the Shares purchasable under this Debenture until, and except to the extent that, this Debenture is converted. Upon the surrender of this Debenture for conversion, Holder shall be treated as the record holder of such Shares as of the close of business on the date of the surrender of this Debenture for conversion.

12.    Transfer.

(a)    NEITHER THIS DEBENTURE NOR ANY SECURITIES INTO WHICH THIS DEBENTURE MAY BE CONVERTED HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS DEBENTURE HAS BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE TRANSFERRED OR DISPOSED OF WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR THE RULES AND REGULATIONS THEREUNDER OR THE SECURITIES LAWS OF ANY STATE.

(b)    No Shares may be transferred or disposed of without an opinion of counsel satisfactory to the Corporation that such transfer does not violate the Securities Act of 1933, as amended, or the rules and regulations thereunder, or the securities laws of any state. All certificates evidencing any Shares shall bear the following legend, in addition to any other legend required by law or otherwise:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN TAKEN BY THE REGISTERED OWNER FOR INVESTMENT, AND WITHOUT A VIEW TO RESALE OR DISTRIBUTION THEREOF, AND MAY NOT BE TRANSFERRED OR DISPOSED OF WITHOUT AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT SUCH TRANSFER OR DISPOSITION DOES NOT VIOLATE THE SECURITIES ACT OF 1933, AS AMENDED, OR THE RULES AND REGULATIONS THEREUNDER OR THE LAWS OF ANY STATE.”

(c)    Subject to the foregoing, this Debenture is transferable only on surrender of this Debenture to the Corporation with an assignment of this Debenture (in a form reasonably acceptable to the Corporation) duly executed by Holder.

13.    Default.    If the Corporation defaults in the payment of this Debenture or in the performance of any obligation in any instrument securing or collateral to it, and such default continues for a period of twenty days after notice to the Corporation, Holder may declare the unpaid principal balance and earned interest on this Debenture immediately due. Subject to the preceding sentence, the Corporation waives all demands for payment, presentations for payment, notices of intention to accelerate maturity, notices of acceleration of maturity, protests, and notices of protest.

14.    Security Agreement.    This Debenture is secured by a Security Agreement dated the same date as this Debenture and executed by the Corporation (and other entities) as debtor and the Registered Holder as secured party.

15.    Maximum Rate.    Interest on the debt evidenced by this Debenture shall not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged or received under law; any interest in excess of that maximum amount shall be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess shall be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides other provisions in this and all other instruments concerning the debt.

16.    Substitution.    The Corporation will issue and deliver a new Debenture of like tenor to Holder upon receipt by the Corporation of evidence reasonably satisfactory to the Corporation of the ownership of and the loss, theft or destruction or mutilation of this Debenture, and (in the case or loss, theft or destruction) of an indemnity reasonably satisfactory to the Corporation, and (in the case of mutilation) upon the surrender and cancellation of this Debenture.

17.    Attorney Fees.    The prevailing party in any suit brought to enforce or interpret this Debenture shall be entitled to recover reasonable attorneys fees and court and other costs in addition to any other relief awarded.

18.    Applicable Law.    THIS NOTE SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF TEXAS, EXCLUDING CONFLICTS-OF-LAW PROVISIONS THEREOF.

19.    Notices.    Any notice required or permitted to be sent hereunder shall be effective when: (a) actually delivered, or (b) whether or not actually received, when deposited in the United States mail, postage prepaid, certified mail, return receipt requested, and addressed in the case of the Corporation, to the Corporation’s principal office, Attention: The President, and addressed in the case of Holder, to Holder’s last known address as shown on the books and records of the Corporation. Each party may change its address for notice by notice to the other parties.

20.    Miscellaneous.    This Debenture may not be amended except by an instrument in writing signed by the Corporation and Holder.

NORTH AMERICAN TECHNOLOGIES

14315 West Hardy Road

Houston, TX 77060

ATTENTION: The President

By:	/s/ Henry W. Sullivan
Henry W. Sullivan, President

CONVERSION FORM

(To be executed by Holder to convert this Debenture)

The undersigned hereby irrevocably:

(1)    Requests conversion of the following amount owed under this Debenture into Shares of Common Stock of North American Technologies Group, Inc.:

(    )    All principal and interest owed under this Debenture.

(    )    Principal of $                                        .

(    )    Interest of $                                             .

[Mark applicable action(s)]

(2)    Requests issuance and delivery of a certificate(s) for the Shares purchasable upon the foregoing conversion.

(3)    Requests issuance and delivery of a new Debenture for any unpaid principal or interest owed under this Debenture that is not converted.

Date	Holder’s Signature